Exhibit 99.1

Final Data From Phase 1 Investigator-Sponsored Trial of Oncophage® Cancer Vaccine in Glioma Presented at the Society for Neuro-Oncology’s Annual Meeting

Overall Median Survival Extends to 10.5 months in Patients after Surgery with Multiple Recurrent Brain Cancer

LAS VEGAS & NEW YORK & MOSCOW--(BUSINESS WIRE)--November 24, 2008--Antigenics Inc. (NASDAQ: AGEN) today announced an oral presentation of final data from a Phase 1 investigator-sponsored trial of the company’s investigational cancer vaccine Oncophage® (vitespen) in recurrent, high-grade glioma at the Society for Neuro-Oncology’s 13th Annual Scientific Meeting in Las Vegas.

Final results from the study, conducted at the Brain Tumor Research Center at the University of California, San Francisco, showed that Oncophage vaccination following brain cancer surgery increased overall median survival to approximately 10.5 months with four patients surviving beyond 12 months and one patient surviving almost 2.5 years. This is compared to a historical median survival of only 6.5 months post surgery. All patients enrolled into the trial had at least one recurrence of brain cancer.

“These are the most challenging patients to treat because their survival is typically three to six months,” said Andrew T. Parsa, MD, PhD, associate professor in the department of neurological surgery at the University of California, San Francisco. “These preliminary results suggest a possible impact on survival as well as a very favorable safety profile.”

In addition to survival data, the study also observed a correlation between immune response and overall survival as a result of Oncophage vaccination (n=12; P < .001). These responses were validated by using three separate immune techniques and showed that Oncophage evoked a tumor-specific immune response by producing activated T-cells and natural killer cells that can destroy tumor cells.

“Gliomas develop built-in immunoresistant pathways which play an important role in tumor progression,” said Dr. Parsa. “This study demonstrated significant tumor-specific immune responses leading to a proliferation of T-cells which did not exist in these patients before vaccination with Oncophage. We look forward to completing the Phase 2 portion of this study and presenting results next year.”

Study Design and Findings

The investigator-sponsored Phase 1/2 study was designed to evaluate the feasibility, safety and activity of Oncophage vaccination in patients with recurrent, high-grade glioma. Patients were monitored for immune response before and after Oncophage treatment using three different techniques.

According to investigators, no adverse events or toxicities identified were considered attributable to the vaccine. A tumor-specific immune response was detected after vaccination in all 12 patients.

About Oncophage

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate risk for disease recurrence. Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase 1/2 trial in recurrent glioma.

Oncophage has received fast track and orphan drug designations from the U.S. Food and Drug Administration for both kidney cancer and metastatic melanoma. Oncophage has orphan drug status for kidney cancer from the European Medicines Agency.

About Brain Tumors

Glioma is the most common type of brain tumor and is currently a fatal disease impairing areas such as thinking, personality and movement. The National Cancer Institute estimates that about 19,000 cases are diagnosed every year in the U.S. and according to historical estimates, the median survival of patients with previously treated glioma is typically three to six months.

About UCSF

UCSF is a leading university that consistently defines health care worldwide by conducting advanced biomedical research, educating graduate students in the life sciences, and providing complex patient care. The Brain Tumor Research Center at UCSF is internationally recognized as a major research and treatment center for adults and children with tumors of the brain and spinal cord. For more information, please visit www.ucsf.edu.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit antigenics.com

This press release contains forward-looking information, including statements regarding the potential safety and activity of Oncophage in patients with glioma, future clinical trials and anticipated timing for results and presentation of data. These risks and uncertainties include, among others, the risk that future results will not support further Oncophage development or registration; decisions of patients and doctors, the ability to enroll patients within the desired clinical trial timelines; the ability of the Company to raise money, maintain an acceptable cash burn, and retain employees; and the factors described under Factors That May Impact Future Results in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics’ Annual Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2008. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

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